EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8) pertaining to the Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan (No. 333-181514);

2.	Registration Statement (Form S-8) pertaining to the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan (No. 333-130229); and

3.	Registration Statements (Form S-8) pertaining to the Clear Channel Communications, Inc. 401(k) Savings Plan (Nos. 333-167468 and 333-132950)

of our report dated May 3, 2018 (except for Notes 1, 2, and 13, as to which the date is December 21, 2018), with respect to the consolidated financial statements of Clear Channel Outdoor Holdings, Inc., as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 included in this Current Report on Form 8-K dated December 21, 2018.

/s/ Ernst & Young LLP
San Antonio, Texas
December 21, 2018